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CONTACT:



Brian R. Buckley
Vice President
Community Investors Bancorp, Inc.
P.O. Box 766
Bucyrus, Ohio  44820
(419) 562-7055


COMMUNITY INVESTORS BANCORP, INC. ANNOUNCES
STOCK SPLIT


April 21, 1998

(Bucyrus, Ohio) The Board of Directors of Community Investors Bancorp, Inc. has declared a three shares for two stock split payable on June 25, 1998 to shareholders of record on May 24, 1998.

President John W. Kennedy stated that this is the second three for two stock split in the short history of CIBI which was formed in February of 1995. As a result of the stock split there will now be 1,334,806 outstanding shares of stock.

CIBI is the holding company of First Federal Savings and Loan Association of Bucyrus, Ohio and has recently grown to over $100 million asset level for the first time in its history. CIBI operates primarily in the Crawford County area and is currently experiencing its largest growth in over seventy-five years. First Federal expects to continue to be a leader in home financing and a community financial institution.


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